Exhibit 99.1

FOR IMMEDIATE RELEASE                   Investor Relations Contact:
Lee Newitt
(704) 344-8150
lnewitt@fairpoint.com

Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2013 FIRST QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $33 million for the quarter

•	Adjusted EBITDA[1] of $64 million for the quarter

•	Capital expenditures of $30 million for the quarter

•	Net loss of $47 million for the quarter

•	Successful sale of Idaho operations for $30 million in gross proceeds, or 6x trailing EBITDA

•	Previously announced workforce reduction expected to save $11 million annually

•	Management reaffirms financial guidance for fiscal year 2013

Charlotte, N.C. (May 6, 2013) - FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the first quarter ended March 31, 2013. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Tuesday, May 7, 2013.

“We're off to a solid start in 2013,” said Paul H. Sunu, Chief Executive Officer of FairPoint. “We continue to execute on our 'four pillar' strategy, which we believe is the best way to generate sustainable free cash flow and enhance shareholder value. We remain focused on transforming and then growing revenue and we are preparing for important labor negotiations next year.”

Operating Highlights

FairPoint continues to see positive momentum in its growth-oriented business and broadband products. Data and Internet services revenue in the first quarter grew 15% versus a year ago and products like FairPoint's Ethernet service offerings attracted new customers. Growth in business and broadband products is a key component of FairPoint's strategy to transform its revenue composition and offset continued erosion in the Company's legacy access products like residential voice.

Ethernet services contributed approximately $13 million of revenue in the first quarter of 2013 as compared to $9 million a year ago, as retail and wholesale Ethernet circuits grew 44.9%. Growth in the Company's Ethernet products is expected to continue as regional banks, healthcare networks and wireless carriers transition away from legacy technologies like frame relay.

Broadband subscribers, pro forma for divestitures, grew 4.1% year-over-year and 1.6% sequentially - an acceleration of both measures versus the fourth and third quarters of 2012. FairPoint added nearly 13,000 broadband subscribers during the last 12 months, as penetration reached 35.6% of voice access lines at March 31, 2013.

Voice access lines, pro forma for divestitures, declined 7.8% year-over-year as compared to 8.1% a year ago. The improvement was driven largely by a slowdown in the rate of loss in business voice access lines, which declined 2.7% year-over-year as compared to 4.0% a year ago.
_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income or loss are contained in the attachment to this press release.

As of March 31, 2013, FairPoint had 3,321 employees, a decrease of 3.9% versus a year ago. Headcount declined by 48, or 1.4% in the first quarter of 2013, due in part to a previously announced reduction in the Company's management personnel. In that announcement, FairPoint also disclosed plans to eliminate approximately 90 bargained-for positions over the next few months. The management and bargained-for reductions are expected to result in annualized operating expense savings of approximately $11 million, with the full benefit realized beginning in 2014.

Financial Highlights

First Quarter 2013 as compared to Fourth Quarter 2012

Revenue was $235 million in the first quarter of 2013 as compared to $240 million in the fourth quarter of 2012. Adjusted for the impact of the sale of the Idaho operations on Jan. 31, 2013, revenue declined $3 million in the quarter. The change was due primarily to a loss of voice access lines, which led to a decrease in voice services revenue. Access revenue was essentially flat after adjusting for the impact of the Idaho sale. Data and Internet services revenue increased as subscribers grew.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $172 million in the first quarter of 2013 as compared to $178 million in the fourth quarter of 2012. The decrease was primarily the result of lower bad debt expense and lower employee expense.

Adjusted EBITDA, as defined in the Company's new credit facility, was $64 million in the first quarter of 2013 as compared to $63 million in the fourth quarter of 2012. The reduction in adjusted operating expenses more than offset the sequential decline in revenue as described above.

Net loss was $47 million in the first quarter of 2013 as compared to a net loss of $32 million in the fourth quarter of 2012. The change was due primarily to lower revenue and higher GAAP expenses. A decrease in the income tax benefit was offset by the gain recognized on the sale of the Idaho operations.

Capital expenditures were $30 million in the first quarter of 2013 as compared to $49 million in the fourth quarter of 2012. The fourth quarter was higher due to the replacement of certain end-of-life equipment, year-end information technology purchases and certain real estate improvements.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $33 million in the first quarter of 2013 as compared to $12 million in the fourth quarter of 2012. Unlevered Free Cash Flow was higher in the first quarter as capital expenditures were lower sequentially. FairPoint expects capital expenditures will increase for the remainder of the year as the Company completes certain success-based projects related to announced sales, such as the New England Telehealth Consortium network project and the Maine Next Generation 911 project. In addition, FairPoint did not make a pension contribution in the first quarter of 2013, but expects to make contributions in each of the remaining quarters of 2013. Aggregate pension and OPEB payments are expected to be $20 million for the full year.

Cash was $17 million as of March 31, 2013, as compared to $23 million as of Dec. 31, 2012. Total debt outstanding was $940 million as of March 31, 2013, as compared to $957 million as of Dec. 31, 2012 and $998 million as of March 31, 2012. The Company's $75 million revolving credit facility is undrawn, with $62 million available for additional borrowing after applying $13 million for outstanding letters of credit.

First Quarter 2013 as compared to First Quarter 2012

Revenue was $235 million in the first quarter of 2013 as compared to $248 million a year earlier. Adjusting for the impact of the sale of the Idaho operations on Jan. 31, 2013, revenue declined $12 million versus a year earlier. The change was due primarily to a decline in voice services revenue and access revenue, which was partially offset by growth in data and Internet services revenue. The loss of voice access lines versus a year ago led to a decrease in voice services revenue, while a decline in switched access minutes of use led to lower switched access revenue. In addition, customers continued to migrate from legacy access products such as DS1, DS3, frame relay and private line to wholesale Ethernet-based products, which tend to have lower average revenue per unit. Retail and wholesale service quality penalties, which normally reduce revenue, were $2 million in the first quarter of 2013 as compared to a revenue benefit of $1 million a year earlier when the Company reversed certain previously accrued penalties following the favorable outcome of various regulatory proceedings.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $172 million in the first quarter of 2013 as compared to $177 million a year earlier. The decrease was primarily the result of lower cost of goods sold a nd lower contracted services, partially offset by higher bad debt expense. Bad debt was a source of income in the first quarter of 2012 due primarily to certain settlements with wholesale carriers.

Adjusted EBITDA was $64 million in the first quarter of 2013 as compared to $73 million a year earlier. The first quarter of 2012 was favorably impacted by the reversal of certain bankruptcy claims, which resulted in $2 million of Adjusted EBITDA. The remaining variance is explained by the revenue decline discussed above, partially offset by the improvement in adjusted operating expense.

Capital expenditures were $30 million in the first quarter of 2013 as compared to $26 million a year earlier. The increase year-over-year was due primarily to higher information technology spending in the first quarter of 2013.

Unlevered Free Cash Flow was $33 million in the first quarter of 2013 as compared to $41 million a year earlier. The decline was due primarily to lower revenue and higher capital expenditures, which were partially offset by lower adjusted operating expenses and the absence of a pension contribution in the first quarter of 2013.

Net loss was $47 million in the first quarter of 2013 as compared to a net loss of $47 million in the first quarter of 2012. The gain on the sale of FairPoint's Idaho operations in the first quarter of 2013 offset the impact of lower operating income due to lower revenue versus a year ago.

2013 Guidance

FairPoint's fiscal year 2013 guidance remains unchanged.

The Company expects to generate $100 to 110 million of Unlevered Free Cash Flow in 2013. In addition, Adjusted EBITDA is expected to be $255 to 265 million, capital expenditures are expected to be approximately $135 million and aggregate pension contributions and cash OPEB payments are expected to be approximately $20 million.

The financial guidance provided above gives effect to the sale of FairPoint's Idaho operations, which closed on Jan. 31, 2013. On an annual basis, the Idaho operations contributed approximately $8 million in revenue and approximately $5 million in Adjusted EBITDA, with capital expenditures of approximately $1 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013, which will be filed with the SEC no later than May 10, 2013. The Company's results for the quarter ended March 31, 2013 are subject to the completion of the quarterly report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter 2013 results at 8:30 a.m. (ET) on Tuesday, May 7, 2013.

Participants should call (866) 700-0133 (US/Canada) or (617) 213-8831 (international) at 8:20 a.m. (ET) and enter the passcode 37854878 when prompted. The title of the call is the Q1 2013 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 20933539 when prompted. The recording will be available from Tuesday, May 7, 2013, at 10:30 a.m. (ET) through Tuesday, May 14, 2013, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension contributions and payments for other post-employment benefits and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's new credit facility are based on Consolidated EBITDA, which is consistent with the calculation of

Adjusted EBITDA included in the attachment to this press release. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 17 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	1Q13	4Q12	3Q12	2Q12	1Q12
Summary Income Statement:
Revenue:
Voice services	$103,717	$108,487	$111,337	$111,525	$114,777
Access	81,632	82,476	82,015	84,686	86,823
Data and Internet services	38,174	36,668	36,793	36,118	33,332
Other services	11,946	12,039	11,907	11,124	13,542
Total revenue	235,469	239,670	242,052	243,453	248,474
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	205,497	194,692	186,417	190,672	210,903
Depreciation and amortization	91,433	99,845	89,782	93,780	93,207
Reorganization (income) expense (post-emergence)	(163)	377	172	(2,823)	(1,392)
Total operating expenses	296,767	294,914	276,371	281,629	302,718
Loss from operations	(61,298)	(55,244)	(34,319)	(38,176)	(54,244)
Other income (expense):
Interest expense	(18,002)	(16,608)	(16,991)	(16,983)	(17,028)
Loss on debt refinancing	(6,787)	—	—	—	—
Other income (expense), net	425	14	548	(125)	302
Total other expense	(24,364)	(16,594)	(16,443)	(17,108)	(16,726)
Loss from continuing operations before income taxes	(85,662)	(71,838)	(50,762)	(55,284)	(70,970)
Income tax benefit	28,133	39,658	13,433	18,211	24,258
Net loss from continuing operations	(57,529)	(32,180)	(37,329)	(37,073)	(46,712)
Gain on sale of discontinued operations	10,044	—	—	—	—
Net loss	$(47,485)	$(32,180)	$(37,329)	$(37,073)	$(46,712)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow from Net Loss:
Net loss	$(47,485)	$(32,180)	$(37,329)	$(37,073)	$(46,712)
Income tax benefit	(28,133)	(39,658)	(13,433)	(18,211)	(24,258)
Interest expense	18,002	16,608	16,991	16,983	17,028
Depreciation and amortization	91,433	99,845	89,782	93,780	93,207
Pension expense (1a)	5,884	4,005	4,166	4,573	5,065
OPEB expense (1a)	15,076	11,899	11,729	13,373	13,874
Compensated absences (1b)	11,122	(3,925)	(4,490)	(2,864)	11,608
Severance	698	938	592	1,907	2,943
Restructuring costs (1c)	17	258	338	276	463
Storm expenses (1d)	—	3,000	—	—	—
Other non-cash items, net (1e)	826	2,068	1,211	395	(156)
Gain on sale of assets	(10,044)	—	—	—	—
Early debt payment expenses	6,787	—	—	—	—
All other allowed adjustments, net (1f)	(314)	(288)	(358)	143	(172)
Adjusted EBITDA	$63,869	$62,570	$69,199	$73,282	$72,890
Adjusted EBITDA margin	27.1%	26.1%	28.6%	30.1%	29.3%
Pension contributions	$—	$—	$(7,344)	$(5,156)	$(5,350)
OPEB payments	(1,020)	(1,125)	(656)	(794)	(608)
Capital expenditures	(29,910)	(49,070)	(37,669)	(32,070)	(26,257)
Unlevered Free Cash Flow	$32,939	$12,375	$23,530	$35,262	$40,675

	1Q13	4Q12	3Q12	2Q12	1Q12
Reconciliation of Adjusted EBITDA from Revenue:
Total revenue	$235,469	$239,670	$242,052	$243,453	$248,474
Storm expenses	—	812	—	—	—
Adjusted total revenue	$235,469	$240,482	$242,052	$243,453	$248,474

Operating expenses, excluding depreciation, amortization and reorganization	$205,497	$194,692	$186,417	$190,672	$210,903
Pension expense	(5,884)	(4,005)	(4,166)	(4,573)	(5,065)
OPEB expense	(15,076)	(11,899)	(11,729)	(13,373)	(13,874)
Compensated Absences	(11,122)	3,925	4,490	2,864	(11,608)
Severance	(698)	(938)	(592)	(1,907)	(2,943)
Storm expenses	—	(2,188)	—	—	—
Other non-cash items, net	(937)	(1,793)	(1,402)	(412)	(29)
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$171,780	$177,794	$173,018	$173,271	$177,384
Adjusted operating expenses margin	73.0%	74.2%	71.5%	71.2%	71.4%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$63,689	$62,688	$69,034	$70,182	$71,090
Adjusted income from continuing operations margin	27.0%	26.2%	28.5%	28.8%	28.6%
Reversal of certain bankruptcy claims	180	(118)	165	3,100	1,800
Adjusted EBITDA	$63,869	$62,570	$69,199	$73,282	$72,890
Adjusted EBITDA margin	27.1%	26.1%	28.6%	30.1%	29.3%

Select Operating and Financial Metrics:
Residential access lines (2)	568,594	584,211	599,995	616,564	629,329
Business access lines (2)	294,353	295,134	298,055	300,437	302,524
Wholesale access lines (3)	63,068	65,641	67,886	69,375	72,233
Total switched access lines (2)	926,015	944,986	965,936	986,376	1,004,086
% change y-o-y	(7.8)%	(7.7)%	(7.7)%	(7.8)%	(8.1)%
% change q-o-q	(2.0)%	(2.2)%	(2.1)%	(1.8)%	(1.9)%

Broadband subscribers (2) (4)	330,082	324,977	321,102	319,296	317,224
% change y-o-y	4.1%	3.9%	3.3%	5.2%	7.1%
% change q-o-q	1.6%	1.2%	0.6%	0.7%	1.4%
penetration of access lines	35.6%	34.4%	33.2%	32.4%	31.6%

Access line equivalents (2)	1,256,097	1,269,963	1,287,038	1,305,672	1,321,310
% change y-o-y	(4.9)%	(5.0)%	(5.2)%	(4.9)%	(4.9)%
% change q-o-q	(1.1)%	(1.3)%	(1.4)%	(1.2)%	(1.1)%

Retail Ethernet	3,532	3,192	2,826	2,417	2,091
Wholesale Ethernet	2,933	2,753	2,561	2,429	2,370
Ethernet Circuits	6,465	5,945	5,387	4,846	4,461
% change y-o-y	44.9%	N/A	N/A	N/A	N/A
% change q-o-q	8.7%	10.4%	11.2%	8.6%	N/A

Employee Headcount	3,321	3,369	3,398	3,410	3,454

(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's new credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the restructuring, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items including non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(2) Access and subscriber lines are presented pro forma for the divestiture of our Idaho-based operations and pay phone operations in our northern New England footprint.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2013 and December 31, 2012
(in thousands, except share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Cash	$17,478	$23,203
Restricted cash	5,664	6,818
Accounts receivable (net of $18.8 million and $18.9 million allowance for doubtful accounts)	88,590	86,999
Prepaid expenses	16,062	20,128
Other current assets	3,981	4,219
Deferred income tax, net	16,236	16,376
Assets held for sale	—	12,549
Total current assets	148,011	170,292
Property, plant and equipment (net of $722.6 million and $642.1 million accumulated depreciation, respectively)	1,381,466	1,438,309
Intangible assets (net of $24.4 million and $21.6 million accumulated amortization, respectively)	114,203	116,992
Debt issue costs, net	7,491	1,111
Restricted cash	651	651
Other assets	4,697	5,006
Total assets	$1,656,519	$1,732,361

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$10,000
Current portion of capital lease obligations	1,235	1,220
Accounts payable	63,860	57,832
Claims payable and estimated claims accrual	1,182	1,282
Accrued interest payable	9,470	176
Other accrued liabilities	60,323	72,036
Liabilities held for sale	—	407
Total current liabilities	142,470	142,953
Capital lease obligations	1,143	1,470
Accrued pension obligations	208,702	203,537
Employee benefit obligations	631,426	619,108
Deferred income taxes	106,440	127,361
Other long-term liabilities	12,526	8,745
Long-term debt, net of current portion	914,501	947,000
Total long-term liabilities	1,874,738	1,907,221
Total liabilities	2,017,208	2,050,174
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,477,258 and 26,288,998 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	264	262
Additional paid-in capital	508,012	506,153
Retained deficit	(615,724)	(568,239)
Accumulated other comprehensive loss	(253,241)	(255,989)
Total stockholders’ deficit	(360,689)	(317,813)
Total liabilities and stockholders’ deficit	$1,656,519	$1,732,361

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2013 and 2012
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues	$235,469	$248,474
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	116,611	121,475
Selling, general and administrative expense, excluding depreciation and amortization	88,886	89,428
Depreciation and amortization	91,433	93,207
Reorganization related income	(163)	(1,392)
Total operating expenses	296,767	302,718
Loss from operations	(61,298)	(54,244)
Other income (expense):
Interest expense	(18,002)	(17,028)
Loss on debt refinancing	(6,787)	—
Other	425	302
Total other expense	(24,364)	(16,726)
Loss from continuing operations before income taxes	(85,662)	(70,970)
Income tax benefit	28,133	24,258
Loss from continuing operations	(57,529)	(46,712)
Gain on sale of discontinued operations, net of taxes	10,044	—
Net loss	$(47,485)	$(46,712)

Weighted average shares outstanding:
Basic	26,147	25,931
Diluted	26,147	25,931

Earnings (loss) per share, basic:
Continuing operations	$(2.20)	$(1.80)
Discontinued operations	0.38	—
Loss per share, basic	$(1.82)	$(1.80)

Earnings (loss) per share, diluted:
Continuing operations	$(2.20)	$(1.80)
Discontinued operations	0.38	—
Loss per share, diluted	$(1.82)	$(1.80)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2013 and 2012
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(47,485)	$(46,712)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	(21,428)	(24,373)
Provision for uncollectible revenue	2,489	(1,857)
Depreciation and amortization	91,433	93,207
Post-retirement healthcare	14,135	13,266
Qualified pension	5,884	(285)
Gain on sale of business	(16,774)	—
Loss on debt refinancing	6,787	—
Other non-cash items	938	64
Changes in assets and liabilities arising from operations:
Accounts receivable	(4,152)	4,060
Prepaid and other assets	3,342	2,982
Restricted cash	1,171	(6,643)
Accounts payable and accrued liabilities	(5,758)	7,935
Accrued interest payable	9,294	(6)
Other assets and liabilities, net	3,612	(230)
Reorganization adjustments:
Non-cash reorganization income	(180)	(1,855)
Claims payable and estimated claims accrual	80	(5,550)
Restricted cash - cash claims reserve	(17)	13,076
Total adjustments	90,856	93,791
Net cash provided by operating activities	43,371	47,079
Cash flows from investing activities:
Net capital additions	(29,910)	(26,257)
Proceeds from sale of business	30,315	—
Distributions from investments	421	338
Net cash provided by (used in) investing activities	826	(25,919)
Cash flows from financing activities:
Refinancing costs	(13,217)	—
Proceeds from issuance of long-term debt	920,590	—
Repayments of long-term debt	(957,000)	(2,500)
Restricted cash	—	111
Proceeds from exercise of stock options	17	—
Repayment of capital lease obligations	(312)	(326)
Net cash used in financing activities	(49,922)	(2,715)
Net change	(5,725)	18,445
Cash, beginning of period	23,203	17,350
Cash, end of period	$17,478	$35,795
Supplemental disclosure of cash flow information:
Reorganization costs paid	$228	$270
Non-cash settlement of claims payable	$—	$5,268